Exhibit 10.1

Fees and Expenses
(effective as of May 20, 2020)

Note: No changes from fees and expenses approved on May 15, 2019.

Retainer:	Retainer fees are paid quarterly, at the end of each quarter. Fees are as follows:

Annual cash retainer:	$130,000
Additional retainer for Lead Independent Director:	$35,000
Additional retainer for Audit Committee:	$10,000
Additional retainer for Audit Committee chair:	$20,000
Additional retainer for Comp Committee chair:	$20,000
Additional retainer for Gov Committee chair:	$20,000
Additional retainer for Policy Committee chair:	$20,000

Equity Grant:
Directors are awarded an annual equity grant of $160,000 in deferred stock units (“Automatic Stock Units”), awarded annually on the day of the Company’s Annual Meeting of Shareholders. The Automatic Stock Units will vest on the one year anniversary of the grant date. Directors may elect to have all or any portion of their Automatic Stock Units paid on (A) the earlier of (i) the beginning of a specified calendar year after the vesting date or (ii) their separation from service as a member of the Board or (B) the vesting date.

Deferral of Cash Retainer:
Directors may elect to defer payment of all or a portion of their cash retainer fees and any other committee retainer fees into a deferred stock unit account (“Elective Stock Units”). Elective Stock Units are awarded on a calendar quarterly basis. Directors may elect to have all or a portion of their Elective Stock Units paid on the earlier of (i) the beginning of a specified calendar year or (ii) their separation from service as a member of the Board.

Elective Deferral Program:
Directors may elect to defer to a later year all or a portion of their annual cash retainer and any other fees payable for their Board service into alternative investment options similar to the options available under Northrop Grumman’s Savings Excess Plan.

Stock Ownership:
All directors are required to own Company stock in an amount equal to five times the annual cash retainer, with such ownership to be achieved within five years of the later of (i) May 18, 2011 or (ii) the director’s election to the Board. Deferred stock units and Company stock owned outright by the director will count towards this requirement.

Expenses:	Transportation
Ordinary and necessary business expenses will be reimbursed to traveling directors after presentation of original receipts to the company. Directors will be reimbursed for round trip first class air travel from the director’s regular place of business or residence. Whenever possible, directors will be transported to board meetings by our own company aircraft. Surface travel will be reimbursed at the current mileage allowance for traveling executives. Currently, that rate is 58 cents per mile, if the director is driving locally. Taxi service will be reimbursed upon presentation of a receipt. Northrop Grumman arranges drivers from an executive security service to transport directors between the airport and the hotel currently in use and Northrop Grumman drivers transport directors from the hotel to the meeting location.

Hotels
The Corporate Secretary’s office will make hotel arrangements for directors in connection with the board and committee meetings. Drivers are available to transport directors to the board and committee meetings. Directors may bill their room charges directly to the Northrop Grumman master account that has been established for director visits.